Exhibit 99.1

ECOLAB INC.

SUPPLEMENTAL REPORTABLE SEGMENT INFORMATION

AND NON-GAAP RECONCILIATION

(unaudited)

Year ended December 31 (millions)	2025				2024
			Fixed				Fixed
			Currency				Currency
	Values at		Rate	Values at	Values at		Rate	Values at
	2025 Rates	Other	Change	2026 Rates	2025 Rates	Other	Change	2026 Rates
Net Sales
Global Water	$7,679.9	$ -	$427.8	$8,107.7	$7,483.4	$ -	$420.4	$7,903.8
Global Institutional & Specialty	5,962.0	-	202.8	6,164.8	5,979.4	-	207.9	6,187.3
Global Pest Elimination	1,219.2	-	39.6	1,258.8	1,140.1	-	37.7	1,177.8
Global Life Sciences	706.1	-	61.0	767.1	670.5	-	59.4	729.9
Subtotal at fixed currency rates	15,567.2	-	731.2	16,298.4	15,273.4	-	725.4	15,998.8
Effect of foreign currency translation	514.0	-	(731.2)	(217.2)	468.0	-	(725.4)	(257.4)
Total reported GAAP net sales	$16,081.2	$ -	$ -	$16,081.2	$15,741.4	$ -	$ -	$15,741.4

Cost of Sales
Global Water	$4,585.9	($2.3)	$254.5	$4,838.1	$4,470.9	($1.2)	$246.9	$4,716.6
Global Institutional & Specialty	2,977.7	0.7	109.6	3,088.0	3,131.0	0.8	113.6	3,245.4
Global Pest Elimination	686.3	0.1	21.4	707.8	639.8	0.1	20.2	660.1
Global Life Sciences	382.6	1.5	29.0	413.1	382.6	0.3	30.4	413.3
Corporate	7.7	-	-	7.7	5.2	-	0.1	5.3
Total at fixed currency rates	$8,640.2	$ -	$414.5	$9,054.7	$8,629.5	$ -	$411.2	$9,040.7

Selling, General and Administrative Expenses
Global Water	$1,830.1	$3.1	$78.9	$1,912.1	$1,805.3	$4.3	$80.7	$1,890.3
Global Institutional & Specialty	1,626.5	(1.3)	53.5	1,678.7	1,646.2	(2.8)	53.8	1,697.2
Global Pest Elimination	295.8	0.4	10.2	306.4	290.6	(0.1)	9.9	300.4
Global Life Sciences	202.8	(2.2)	9.3	209.9	196.1	(1.4)	9.5	204.2
Corporate	195.2	-	4.2	199.4	195.6	-	4.2	199.8
Total at fixed currency rates	$4,150.4	$ -	$156.1	$4,306.5	$4,133.8	$ -	$158.1	$4,291.9

Special (Gains) and Charges
Corporate	$150.3	$ -	$ -	$150.3	($188.7)	$ -	$ -	($188.7)
Total at fixed currency rates	$150.3	$ -	$ -	$150.3	($188.7)	$ -	$ -	($188.7)

Operating Income
Global Water	$1,263.9	($0.8)	$94.4	$1,357.5	$1,207.2	($3.1)	$92.8	$1,296.9
Global Institutional & Specialty	1,357.8	0.6	39.7	1,398.1	1,202.2	2.0	40.5	1,244.7
Global Pest Elimination	237.1	(0.5)	8.0	244.6	209.7	-	7.6	217.3
Global Life Sciences	120.7	0.7	22.7	144.1	91.8	1.1	19.5	112.4
Corporate	(353.2)	-	(4.2)	(357.4)	(12.1)	-	(4.3)	(16.4)
Subtotal at fixed currency rates	2,626.3	-	160.6	2,786.9	2,698.8	-	156.1	2,854.9
Effect of foreign currency translation	111.3	-	(160.6)	(49.3)	103.6	-	(156.1)	(52.5)
Total reported GAAP operating income	$2,737.6	$ -	$ -	$2,737.6	$2,802.4	$ -	$ -	$2,802.4

Notes:

We evaluate the performance of our non-U.S. dollar functional currency international operations based on fixed currency exchange rates, which eliminate the impact of exchange rate fluctuations on our international operations. Fixed currency amounts are updated annually at the beginning of each year based on translation into U.S. dollars at foreign currency exchange rates established by management, with all periods presented using such rates. The "Fixed Currency Rate Change” columns in the table above reflect international operations at fixed currency exchange rates established by management at the beginning of 2026, rather than the 2025 established rates. The difference between the fixed currency exchange rates and the actual currency exchange rates is reported within the "Effect of foreign currency translation" rows in the table above for net sales and operating income.

The “Other” columns in the table above reflect immaterial changes between reportable segments, including the movement of certain customers and cost allocations.

The above table includes financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”), including fixed currency sales, fixed currency cost of sales, fixed currency selling, general and administrative expenses, fixed currency special (gains) and charges, and fixed currency operating income. We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results. These non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating our business. We recommend that investors view these measures in conjunction with the GAAP measures included in the table.